Exhibit 99.2

SISECAM RESOURCES LP

SISECAM RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2022 FINANCIAL RESULTS

Atlanta, Georgia February 1, 2023 -- Sisecam Resources LP (NYSE: SIRE) (“we,” “us, “our,” or the “Partnership”) today reported its financial and operating results for the fourth quarter ended December 31, 2022.

Fourth Quarter and Year Ended 2022 Financial Highlights:

•
Net sales of $177.1 million increased 13.5% over the prior-year fourth quarter; year-end net sales of $720.1 million increased 33.3% over the prior-year.  Net sales increased for quarter ended December 31, 2022 over December 31, 2021 due to the increase in sales price per ton.

•
Soda ash volume produced increased 4.6% and 1.5%, respectively, over the prior-year fourth quarter and prior year; soda ash volume sold decreased 15.0% and 5.5%, respectively, over the prior-year fourth quarter and prior year.   The decline in soda ash volumes sold versus the soda ash volumes produced year over year for December 31, 2022 and December 31, 2021, was due to operational challenges in loading export volumes during the year ended December 31, 2022.  We expect these unsold volumes will be loaded and sold in the first quarter of 2023.

•
Net income of $33.9 million increased $10.3 million over the prior-year fourth quarter; year-end net income of $128.0 million increased $76.6 million over the prior-year.  These increases were primarily attributable to the significant increase in sales prices during such periods as compared to the corresponding prior year periods.

•
Adjusted EBITDA of $41.9 million increased 29.3% over the prior-year fourth quarter; year-end Adjusted EBITDA of $162.0 million increased 83.1% over the prior-year.  This increase is primarily attributable to the operating income increase.

•
Earnings per unit of $0.83 for the quarter increased 48.2% over the prior-year fourth quarter of $0.56; year- end earnings per unit of $3.13 increased 163.0% over the prior-year.  Net income attributable to the Partnership for the year ended December 31, 2022 increased significantly due to the increase in sales price.

•
Net cash provided by operating activities of $40.5 million in the quarter ended December 31, 2022 increased 56.4% over the prior-year fourth quarter; net cash provided by operating activities of $122.2 million in the year ended December 31, 2022 increased by 125.5% over the same period in the prior year.  The increase in net cash provided by operating activities for 2022 is primarily due to improved net income during the quarter and year ended December 31, 2022 as compared to the same periods in 2021.

•
Distributable cash flow attributable to Sisecam Resources LP  of $16.1 million increased 22.0% over the prior-year fourth quarter; year-end distributable cash flow of $64.2 million increased 121.4% over the prior-year.

•	The distribution coverage ratio was 1.59 and 0.99 for the three months ended December 31, 2022 and 2021, respectively; and 1.59 and 1.43 for the years ended December 31, 2022 and 2021, respectively.

Ertugrul Kaloglu, CEO, commented: The Sisecam Resources team delivered another successful quarter and year adding to strong year-to-date results mostly driven by strong pricing and demand in the soda ash market globally. We safely produced 729 thousand short tons in the fourth quarter.

Strong sales results, both domestically and internationally, drove strong fourth quarter and year-to-date sales helping to offset challenges resulting from inflation, recession concerns and continued supply chain issues.

Fourth quarter and year-to-date net sales of $177.1 million and $720.1 million, respectively, an increase year-over-year of 13.5% and 33.3% respectively, have benefited from continued advantageous sales conditions particularly in markets overseas. While higher energy and freight expenses have challenged our costs to produce, the team has worked hard to manage those costs and reduce the impact of these increases.

Expense and cash flow management continues to be a focus for the team to reduce risks related to higher interest rates, inflation, supply chain pressures and a possible recession. In the current environment of increased uncertainty with interest rates, inflation and recession concerns, the Partnership remains focused on maintaining a conservative capital structure, working capital management liquidity flexibility to continue to meet future cash flow requirements.

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(Dollars in millions, except per unit amounts)	2022	2021	% Change	2022	2021	% Change
Soda ash volume produced (millions of short tons)	728.5	696.6	4.6%	2,760.7	2,720.5	1.5%
Soda ash volume sold (millions of short tons)	631.3	742.9	(15.0)%	2,660.1	2,813.5	(5.5)%
Net sales	$177.1	$156.0	13.5%	$720.1	$540.1	33.3%
Net income	$33.9	$23.6	43.6%	$128.0	$51.4	149.0%
Net income attributable to Sisecam Resources LP	$16.8	$11.7	43.6%	$63.3	$24.4	159.4%
Net income per limited partner unit	$0.83	$0.56	48.2%	$3.13	$1.19	163.0%
Adjusted EBITDA (1)	$41.9	$32.4	29.3%	$162.0	$88.5	83.1%
Adjusted EBITDA attributable to Sisecam Resources LP (1)	$21.0	$16.2	29.6%	$81.1	$43.9	84.7%
Net cash provided by operating activities	$40.5	$25.9	56.4%	$122.2	$54.2	125.5%
Distributable cash flow attributable to Sisecam Resources LP (1)	$16.1	$13.2	22.0%	$64.2	$29.0	121.4%
Distribution coverage ratio (1)	1.59	0.99	60.6%	1.59	1.43	11.2%

(1) See non-GAAP reconciliations

Three Months Ended December 31, 2022 compared to Three Months Ended December 31, 2021

The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended December 31,		Percent Increase/ (Decrease)
Net sales (Dollars in millions):	2022	2021
Domestic	$76.0	$68.9	10.3%
International	101.1	87.1	16.1%
Total net sales	$177.1	$156.0	13.5%
Sales volumes (thousands of short tons):
Domestic	324.5	319.0	1.7%
International	306.8	423.9	(27.6)%
Total soda ash volume sold	631.3	742.9	(15.0)%
Average sales price (per short ton):
Domestic	$234.44	$215.99	8.5%
International	$327.08	$205.47	59.2%
Average	$279.46	$209.99	33.1%
Percent of net sales:
Domestic sales	42.9%	44.2%	(2.9)%
International sales	57.1%	55.8%	2.3%
Total percent of net sales	100.0%	100.0%
Percent of soda ash volume sold:
Domestic volume	51.4%	42.9%	19.8%
International volume	48.6%	57.1%	(14.9)%
Total percent of soda ash volume sold	100.0%	100.0%

Consolidated Results

Net sales. Net sales increased by $21.1 million to $177.1 million for the three months ended December 31, 2022 from $156.0 million for the three months ended December 31, 2021, primarily due to an increase in international average sales price of 59.2% because the prices are generally negotiated on a quarterly basis with improving supply and demand fundamentals recognized for soda ash in the global market and particularly in Asia.  Domestic average price also increased by 8.5% due to customer mix while also factoring in the overall annual market price increase as the market has experienced fundamental improvements.  The higher sales prices were due to strong demand in the domestic and international markets. The decline in soda ash volumes sold versus produced in the quarter ended December 31, 2022, was due to operational challenges in loading export volumes at December 31, 2022 year end.  We expect these unsold volumes will be loaded and sold in the first quarter of 2023.

Cost of products sold, including depreciation, depletion and amortization, freight costs and affiliates costs.  Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates costs, increased by 6.8% to $134.4 million for the three months ended December 31, 2022 compared to $125.8 million for the three months ended December 31, 2021.  The increase in cost of products sold is due to supplier cost inflation as well as significant increase in ocean freight rates primarily from the very high demand in the global supply chain.  The increases from 2021 to 2022 are partially attributable to an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold. In addition, the natural gas prices and other raw material prices were higher in the three months ended December 31, 2022 than the three months ended December 31, 2021.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 26.8% to $7.1 million for the three months ended December 31, 2022, compared to $5.6 million for the three months ended December 31, 2021. The increase was primarily due to loss on disposal of assets partly offset by the decline in sales volume to ANSAC and therefore lower related charge per ton for the three months ended December 31, 2022, compared to three months ended December 31, 2021.

Net income. As a result of the foregoing, net income increased by 43.6% to $33.9 million for the three months ended December 31, 2022, compared to $23.6 million for the three months ended December 31, 2021.

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Year Ended December 31,		Percent Increase/ (Decrease)
Net sales (Dollars in millions, except average sales price):	2022	2021
Domestic	$305.0	$276.8	10.2%
International	415.1	263.3	57.7%
Total net sales	$720.1	$540.1	33.3%
Sales volumes (thousands of short tons):
Domestic	1,336.5	1,300.6	2.8%
International	1,323.6	1,512.9	(12.5)%
Total soda ash volume sold	2,660.1	2,813.5	(5.5)%
Average sales price (per short ton):
Domestic	$228.20	$212.82	7.2%
International	$313.06	$174.04	79.9%
Average	$270.42	$191.97	40.9%
Percent of net sales:
Domestic sales	42.4%	51.2%	(17.2)%
International sales	57.6%	48.8%	18.0%
Total percent of net sales	100.0%	100.0%
Percent of soda ash volume sold:
Domestic volume	50.2%	46.2%	8.7%
International volume	49.8%	53.8%	(7.4)%
Total percent of soda ash volume sold	100.0%	100.0%

Consolidated Results

Net sales. Net sales increased by 33.3% to $720.1 million for the year ended December 31, 2022 from $540.1 million for the year ended December 31, 2021, primarily driven by an increase in average sales price per short ton of 40.9% due to both international and domestic sales and increased cost of product sold from 2022 to 2021. The cost of product sold was impacted by an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold. The higher sales prices were due to strong demand in the domestic and international markets. The decline in soda ash volumes sold versus produced in the year ended December 31, 2022, was due to operational challenges in loading export volumes during the year ended December 31, 2022.  We expect these unsold volumes will be loaded and sold in the first quarter of 2023.

Cost of products sold, including depreciation, depletion and amortization, freight costs and affiliates costs. Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates costs, increased by 21.3% to $558.2 million for the year ended December 31, 2022 from $460.1 million for the year ended December 31, 2021, primarily due to significant increases in overall soda ash sales volumes.  The increase in cost of products sold is also due to supplier cost inflation as well as significant increases in ocean freight rates primarily from the high demand in the global supply chain as well as price increases in natural gas.  In addition, the increases from 2022 to 2021 are also attributable to an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased 19.1% to $28.0 million for the year ended December 31, 2022, compared to $23.5 million for the year ended December 31, 2021. The increase was primarily due to loss on disposal of assets partly offset by the decline in sales volume to ANSAC and therefore lower related charge per ton for the year ended December 31, 2022, compared to year ended December 31, 2021.

Operating income. Operating income increased by 137.0% to $133.9 million for the year ended December 31, 2022, compared to $56.5 million for the year ended December 31, 2021.  During the year ended December 31, 2022, sales price has increased significantly due to the strong demand in the international and domestic markets.

Net income. As a result of the foregoing, net income increased by 149.0% to $128.0 million for the year ended December 31, 2022, compared to $51.4 million for the year ended December 31, 2021. During the twelve months ended December 31, 2022, sales price has increased significantly due to the strong demand in the international and domestic markets.

CAPEX AND ORE METRICS

The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2022	2021	2022	2021
Capital Expenditures
Maintenance	$8.1	$6.2	$26.7	$27.0
Expansion	—	0.2	0.2	0.8
Total	$8.1	$6.4	$26.9	$27.8
Operating and Other Data:
Ore grade (1)	87.1%	86.5%	86.8%	86.3%
Ore to ash ratio (2)	1.57: 1.0	1.56: 1.0	1.58: 1.0	1.56: 1.0

(1)	Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)
Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.  In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2022, we had cash and cash equivalents of $21.3 million. In addition, as of December 31, 2022, we had approximately $133.0 million ($225.0 million, less $92.0 million outstanding) of remaining capacity under our Sisecam Wyoming Credit Facility.  As of December 31, 2022, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Sisecam Wyoming Credit Facility was 0.81: 1.0 and 29.45: 1.0, respectively.  As of December 31, 2022, our balance under the Sisecam Wyoming Equipment Financing Arrangement was $92.0 million.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Operating Activities

Cash provided by operating activities increased to $122.2 million during the year ended December 31, 2022 compared to $54.2 million of cash provided during the year ended December 31, 2021, primarily as a result of the following:

•	an increase of 149.0% of net income of $128.0 million during the year ended December 31, 2022, compared to $51.4 million during the year ended December 31, 2021, partly offset by

•
an increase of $8.8 million in working capital used by operating activities to $39.2 million during the year ended December 31, 2022 from $30.4 million for the year ended December 31, 2021.  The increase was primarily due to higher accounts receivable balance at December 31, 2022 as a result of higher net sales for the three months ended December 31, 2022 compared to the same period ended December 31, 2021.  It is partly offset by the higher balances of accounts payable and accrued expenses as of December 31, 2022.

Investing Activities

We used cash flows of $28.3 million in investing activities during the year ended December 31, 2022, compared to $24.9 million used the year ended December 31, 2021, primarily related to capital projects as described in “Capital Expenditures” above.

Financing Activities

Cash used in financing activities was $75.3 million during the year ended December 31, 2022, compared to $27.1 million used for the year ended December 31, 2021.  The increase in cash used in financing activities is primarily due to the higher distributions for the year end December 31, 2022 compared to December 31, 2021.  This increase was partly offset by higher net borrowing during the year ended December 31, 2022, versus the prior year.

Take Private Transaction

We also announced today that we entered into a definitive Agreement and Plan of Merger (the “Agreement”) pursuant to which Sisecam Chemicals Wyoming LLC, a wholly owned subsidiary of Sisecam Chemicals Resources LLC (“Parent”), will acquire all of the outstanding common units of the Partnership not already owned by Parent and its affiliates (the “Public Common Units”). The Agreement follows the offer made by Parent on July 6, 2022 to acquire the Public Common Units.   The Agreement provides for an all-cash transaction, whereby each holder of the Public Common Units will receive $25.00 per Public Common Unit owned. There are 5,248,791 Public Common Units outstanding. An independent committee of the board of the general partner of the Partnership unanimously recommended that the board approve the Agreement and the transactions contemplated thereby, including the merger (collectively, the “Transaction”).  Following the foregoing recommendations, the Board approved the Transaction.

Quarterly Distribution

On February 1, 2023, the Partnership declared its fourth quarter 2022 quarterly distribution.  On February 23, 2023, we will pay a quarterly cash distribution of $0.50 per limited partner unit to unitholders of record on February 13, 2023.  The total expected combined distribution to be paid to our limited partners and paid to our general partner is approximately $10.1 million.

ABOUT SISECAM RESOURCES LP

Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming.  The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

Sisecam Resources LP owns a controlling interest comprised of a 51% membership interest in Sisecam Wyoming.  Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Sisecam Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements.  Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions.  Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control.  The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements.  Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: the outcome of the Transaction for a subsidiary of Parent  to acquire all of our issued and outstanding common units not already owned by Parent or its affiliates will occur in 2023 or at all, changes in general economic conditions, changes in the Partnership’s relationships with its customers, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, and our change of control effective December 21, 2021, the impact of war on the global economy, energy supplies and raw materials, the impact of growing inflation or higher interest rates on international and domestic economic conditions, and our ability to maintain or increase our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the resurgence or subsequent variants and the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, and any additional subsequent reports filed with the United States Securities and Exchange Commission.  All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release.  All forward-looking statements speak only as of the date made.

Supplemental Information

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
 (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per unit data)	2022	2021	2022	2021
Net sales	$177.1	$156.0	$720.1	$540.1
Operating costs and expenses:
Cost of products sold (excludes depreciation, depletion and amortization expense set forth separately below)	123.8	117.5	515.2	425.0
Cost of products sold - affiliates	4.2	0.5	15.1	3.5
Depreciation, depletion and amortization expense	6.4	7.8	27.9	31.6
Selling, general and administrative expenses—affiliates	5.3	4.2	20.0	17.2
Selling, general and administrative expenses—others	1.8	1.4	8.0	6.3
Total operating costs and expenses	141.5	131.4	586.2	483.6
Operating income	35.6	24.6	133.9	56.5
Other income (expenses):
Interest expense	(1.6)	(0.9)	(5.8)	(5.0)
Other, net	(0.1)	(0.1)	(0.1)	(0.1)
Total other expense, net	(1.7)	(1.0)	(5.9)	(5.1)
Net income	33.9	23.6	128.0	51.4
Net income attributable to non-controlling interest	17.1	11.9	64.7	27.0
Net income attributable to Sisecam Resources LP	$16.8	$11.7	$63.3	$24.4
Other comprehensive loss:
Income/(loss) on derivative financial instruments	34.0	(9.3)	31.6	5.9
Comprehensive income	67.9	14.3	159.6	57.3
Comprehensive income attributable to non-controlling interest	33.8	7.4	80.2	29.9
Comprehensive income attributable to Sisecam Resources LP	$34.1	$6.9	$79.4	$27.4

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.83	$0.56	$3.13	$1.19
Net income per limited partner unit (diluted)	$0.83	$0.56	$3.13	$1.19

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.8	19.8	19.8
Weighted average limited partner units outstanding (diluted)	19.8	19.8	19.8	19.8

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$21.3	$2.7
Accounts receivable - affiliates	53.9	49.3
Accounts receivable, net	170.8	116.9
Inventory	47.7	30.1
Other current assets	47.8	9.0
Total current assets	341.5	208.0
Property, plant and equipment, net	298.9	304.2
Other non-current assets	31.5	31.1
Total assets	$671.9	$543.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.8	$8.6
Accounts payable	37.1	21.9
Due to affiliates	6.1	2.3
Accrued expenses	59.6	41.0
Total current liabilities	111.6	73.8
Long-term debt	128.2	115.0
Other non-current liabilities	16.1	9.8
Total liabilities	255.9	198.6

Equity:
Common unitholders - Public and SCW LLC (19.8 and 19.8 units issued and outstanding at December 31, 2022 and 2021)	207.0	187.4
General partner unitholders - Sisecam Resource Partners LLC (0.4 units issued and outstanding at December 31, 2022 and 2021)	4.7	4.6
Accumulated other comprehensive loss	19.2	3.0
Partners’ capital attributable to Sisecam Resources LP	230.9	195.0
Non-controlling interest	185.1	149.7
Total equity	416.0	344.7
Total liabilities and partners’ equity	$671.9	$543.3

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2022	2021

Cash flows from operating activities:
Net income	$128.0	$51.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	28.3	32.2
Impairment and loss on disposal of assets, net	4.1	—
Equity-based compensation expense	0.3	0.5
Other non-cash items	0.7	0.5
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable, net	(54.0)	(34.3)
Accounts receivable - affiliates	(4.6)	(4.7)
Inventory	(18.4)	0.3
Other current and other non-current assets	(0.9)	(1.8)
Increase/(decrease) in:
Accounts payable	15.2	5.0
Due to affiliates	3.7	(0.5)
Accrued expenses and other liabilities	19.8	5.6
Net cash provided by operating activities	122.2	54.2
Cash flows from investing activities:
Capital expenditures	(28.3)	(25.7)
Insurance proceeds	—	0.8
Net cash used in investing activities	(28.3)	(24.9)
Cash flows from financing activities:
Borrowings on Revolving Credit Facilities	158.0	84.5
Borrowings on Equipment Financing Arrangements	—	29.0
Repayments on Revolving Credit Facilities	(136.0)	(118.0)
Repayments on Equipment Financing Arrangements	(8.6)	(3.0)
Debt issuance costs	—	(1.4)
Distributions to common unitholders, general partner and non-controlling interest	(88.5)	(18.1)
Other	(0.2)	(0.1)
Net cash used in financing activities	(75.3)	(27.1)
Net increase/(decrease) in cash and cash equivalents	18.6	2.2
Cash and cash equivalents at beginning of period	2.7	0.5
Cash and cash equivalents at end of period	$21.3	$2.7
Supplemental disclosure of cash flow information:
Interest paid during the period	$5.1	$4.6
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$2.8	$4.1

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.

We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations.  Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Sisecam Resources LP.  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.  Distributable cash flow will not reflect changes in working capital balances.  We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s operating performance and liquidity.  Adjusted EBITDA may provide an operating performance comparison to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods.  Adjusted EBITDA may also be used to assess the Partnership’s liquidity including such things as the ability of our assets to generate sufficient cash flows to make distributions to our unitholders and our ability to incur and service debt and fund capital expenditures.

Distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s liquidity, including:

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and

•	our ability to incur and service debt and fund capital expenditures.

We believe that the presentation of Adjusted EBITDA provides useful information to our investors in assessing our financial conditions, results of operations and liquidity.  Distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our liquidity.  The GAAP measures most directly comparable to Adjusted EBITDA is net income and net cash provided by operating activities.  The GAAP measure most directly comparable to distributable cash flow and distribution coverage ratio is net cash provided by operating activities.  Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities.  Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP.  Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per unit data)	2022	2021	2022	2021
Reconciliation of Net income to Adjusted EBITDA:
Net income	$33.9	$23.6	$128.0	$51.4
Add backs:
Depreciation, depletion and amortization expense	6.4	7.8	27.9	31.6
Interest expense, net	1.6	0.9	5.8	5.0
Equity-based compensation expense, net of forfeitures	—	0.1	0.3	0.5
Adjusted EBITDA	41.9	32.4	162.0	88.5
Less: Adjusted EBITDA attributable to non-controlling interest	20.9	16.2	80.9	44.6
Adjusted EBITDA attributable to Sisecam Resources LP	$21.0	$16.2	$81.1	$43.9

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Sisecam Resources LP:
Adjusted EBITDA attributable to Sisecam Resources LP	$21.0	$16.2	$81.1	$43.9
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.7	0.5	$2.6	2.3
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	4.2	2.5	14.3	12.6
Distributable cash flow attributable to Sisecam Resources LP	$16.1	$13.2	$64.2	$29.0

Cash distribution declared per unit	$0.50	$0.65	$2.00	$0.99
Total distributions to limited partner unitholders and general partner	$10.1	$13.4	$40.4	$20.3
Distribution coverage ratio (a)	1.59	0.99	1.59	1.43

Reconciliation of Net cash from operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$40.5	$25.9	$122.2	$54.2
Add/(less):
Amortization of long-term loan financing	(0.2)	(0.2)	(0.4)	(0.6)
Net change in working capital	0.9	6.0	39.2	30.4
Interest expense, net	1.6	0.9	5.8	5.0
Other non-cash items and disposal of assets, net	(0.9)	(0.2)	(4.8)	(0.5)
Adjusted EBITDA	41.9	32.4	162.0	88.5
Less: Adjusted EBITDA attributable to non-controlling interest	20.9	16.2	80.9	44.6
Adjusted EBITDA attributable to Sisecam Resources LP	21.0	16.2	81.1	43.9
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.7	0.5	2.6	2.3
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	4.2	2.5	14.3	12.6
Distributable cash flow attributable to Sisecam Resources LP	$16.1	$13.2	$64.2	$29.0

(a)	Distribution coverage ratio is calculated as distributable cash flow attributable to Sisecam Resources LP divided by total distributions to limited partners unitholders and general partners.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q4-2022	Q4-2022	Q3-2022	Q2-2022	Q1-2022	Q4-2021
Reconciliation of Net income to Adjusted EBITDA:
Net income	$128.0	33.9	$31.1	$31.2	$31.8	$23.6
Add backs:
Depreciation, depletion and amortization expense	27.9	6.4	7.8	7.2	6.5	7.8
Interest expense, net	5.8	1.6	1.7	1.4	1.1	0.9
Equity-based compensation (benefit) expense, net of forfeitures	0.3	—	—	0.3	—	0.1
Adjusted EBITDA	162.0	41.9	40.6	40.1	39.4	32.4
Less: Adjusted EBITDA attributable to non-controlling interest	80.9	20.9	20.3	19.9	19.7	16.2
Adjusted EBITDA attributable to Sisecam Resources LP	$81.1	$21.0	$20.3	$20.2	$19.7	$16.2

Adjusted EBITDA attributable to Sisecam Resources LP	$81.1	$21.0	$20.3	$20.2	$19.7	$16.2
Less: Cash interest expense, net attributable to Sisecam Resources LP	2.6	0.7	0.8	0.6	0.5	0.5
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	14.3	4.2	2.7	3.5	4.1	2.5
Distributable cash flow attributable to Sisecam Resources LP	$64.2	$16.1	$16.8	$16.1	$15.1	$13.2

Cash distribution declared per unit	$2.00	$0.50	$0.50	$0.50	$0.50	$0.65
Total distributions to unitholders and general partner	$40.4	$10.1	$10.1	$10.1	$10.1	$13.4
Distribution coverage ratio	1.59	1.59	1.67	1.60	1.50	0.99

CONTACTS:

Sisecam Resources LP

Investor Relations
Mehmet Nedim Kulaksizoglu
Chief Financial Officer
(770) 375-2321
nkulaksizoglu@sisecam.com